                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Global Environmental Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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
                           GLOBAL ENVIRONMENTAL CORP.

                                17500 York Road

                           Hagerstown, Maryland 21740

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON December 15, 1997

To our Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of GLOBAL ENVIRONMENTAL CORP. (the "Company") to be held on December 15, 1997, at 10:00 a.m. at the offices of Renaissance Capital Group, Inc., 8080 N. Central Expressway, Suite 210-LB 59, Dallas, Texas 75206-1857, for the following purposes:

    1. To elect five directors to serve until the next annual meeting of shareholders;

    2. To approve auditors for the current fiscal year;

    3. Change the name of the Company to Danzer Corporation; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on November 27, 1997 will be entitled to notice of and to vote at the Annual Meeting.

    If you do not expect to attend the Annual Meeting in person but wish to have your shares voted, please promptly sign, date and mail the enclosed proxy in the envelope provided in order that your shares may be represented at the Annual Meeting.

                                            By Order of the Board of Directors,


                                            Russell G. Cleveland
                                            Chairman of the Board

Date: October 31, 1997

                           GLOBAL ENVIRONMENTAL CORP.

                                17500 York Road

                           Hagerstown, Maryland 21740

                              -------------------
                                PROXY STATEMENT
                              -------------------

    This proxy statement is furnished to shareholders of GLOBAL ENVIRONMENTAL CORP. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on December 15, 1997, at 10:00 a.m. at the offices of Renaissance Capital Group, Inc, 8080 N. Central Expressway, Suite 210-LB 59, Dallas, Texas 75206-1857, and at any adjournments thereof.

    The approximate date of mailing of this proxy statement and accompanying proxy is December 1, 1997. If the enclosed form of proxy is duly executed and returned, the shares represented will be voted in accordance with the instructions marked on the proxy. Unmarked proxies will be voted "FOR" the election of the directors named below, "FOR" approval of the auditors named below, "FOR" approval of the change in name of the Company to Danzer Corporation and in the discretion of the person or persons voting such proxies upon such other business as may properly be considered at the Annual Meeting or at any adjournment thereof.

                                   REVOCATION

    Execution and delivery of the enclosed proxy will not affect the right of any person to attend the Annual Meeting and vote in person. Any shareholder who gives a proxy has the power to revoke it at any time before it is voted by delivery of a written instrument of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by a request in person to the Secretary of the Company to return the executed proxy. The presence of a shareholder at the Annual Meeting will not operate to revoke a proxy, but the casting of a ballot by a shareholder who is present at the Annual Meeting will revoke a proxy as to the matter on which the ballot is cast.

                              COST OF SOLICITATION

    The cost of soliciting proxies is being borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy statements to their principals, and the Company will reimburse them for their expense in so doing. Officers, directors and employees of the Company may solicit proxies in person or by telephone, but will not receive any additional compensation therefor.

                               CHANGE IN OFFICERS

    Mr. Lawrence P. Beer, President and Chief Executive Officer of the Company resigned in September 1996 in order to pursue other interests. The Board of Directors appreciates his significant contribution in the development and success of the Company.

    The Board of Directors has elected Mr. R.W. Schuster as the new President and Chief Executive Officer effective September 1996.

                       PROPOSAL 1. ELECTION OF DIRECTORS

    The Board of Directors proposes the election of Goodhue W. Smith III,
R. W. Schuster, Russell G. Cleveland, W. Lee Pryor III and Stephen C. Davis to serve on the Company's Board of Directors until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualify. The following table provides certain information concerning the directors of the Company.

                                                               PRESENT
                                                                TERM       DIRECTOR
NAME                            AGE           POSITION         EXPIRES       SINCE
--------------------------      ---      ------------------  -----------  -----------
Goodhue W. Smith III            48       Director (1)            N/A          N/A

Rudolph W. Schuster             65       President, CEO,
                                         Treasurer and
                                         Director (2)            1997         1996

Russell Cleveland               58       Director (3)            1997         1991

William L. Pryor, III           62       Director (4)            1997         1993

Stephen C. Davis                49       Director (5)            N/A          N/A

------------------------

(1) Goodhue Smith founded Duncan-Smith Co., an investment banking firm in San Antonio, Texas in 1978 and has since such time served as its Secretary and Treasurer. Mr. Smith is also a Director of Citizens National Bank of Milam County, Ray Mortgage Acceptance Co. and Consolidated Health Care Associates, Inc.

(2) Rudolph W. Schuster has been a director, President and CEO of the Company since September 1996. From 1989 to 1996 Mr. Schuster served as Operations Manager of Snyder General/AAF McQuay Dallas, Texas and from 1974 to 1989 Mr. Schuster served as Vice President of Fischer & Porter Company located in Pennsylvania.

(3) Russell G. Cleveland, a chartered financial analyst, became a director of the Company in April 1991. Mr. Cleveland has for the past five years been a director, officer and shareholder of Renaissance Capital Group, Inc., which is the managing general partner of Renaissance Capital Partners, Ltd., a business development company, and Renaissance Capital Partners II, Ltd., a business development company. Mr. Cleveland is a director of International Movie Group, Inc., an independent foreign distributor of American films, Biopharmaceutics, Inc., a manufacturer of over-the-counter generic and prescription drugs, and Renaissance Growth and Income Fund III, a closed-end investment company.

(4) W. Lee Pryor III was first elected to the Board of Directors in April 1993. Mr. Pryor has owned and operated Corporate Investment Resources Associates, a financial services company, since January 1995. Mr. Pryor was Chairman of Prism Group, Inc., a diskette duplication manufacturing company, from 1992 to January 1995. He also served as the Managing Director of Warren Management Consultants, a consulting and executive search firm, from 1990 to 1991. Mr. Pryor was Chief Executive Officer of Manufacturing Solutions, Inc. (formerly Applicon Corporation), a manufacturer of computer workstations and other electronic and computer peripheral devices, from 1988 to 1990. Mr. Pryor is presently a member of the Board of Trustees of Kent School, a member of the Board of The National Defense University, and a Trustee of the Institute of

    International Education. Mr. Pryor currently serves as a director of World View, a multi- media CD ROM publisher, MacSimmum, a distributor of Apple and MacIntosh add-on peripherals and Apollo III, anequity investment company.

(5) Stephen C. Davis completed more than 28 years with Snyder Capital Corporation and one of its predecessor companies, The Singer Company. Mr. Davis holds a BS degree from Tarkio College and an MBA from Lindenwood College. Mr. Davis is currently a director of Snyder Capital Corporation.

    If either Mr. Smith, Mr. Schuster, Mr. Cleveland Mr. Pryor or Mr. Davis becomes unavailable to accept election as a director, the persons named in the enclosed proxy will vote "FOR" the election of a substitute recommended by the Board of Directors. The Company, however, has no reason to believe that any nominee will be unavailable.

    The Company's Board of Directors met five times during the fiscal year ended October 31, 1996.

    The Company does not have an audit, nominating or compensation committee of the Board of Directors.

    The Company pays a board meeting attendance fee of $750 plus reimbursement of expenses to directors who are not employees of the Company.

    Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes will not be treated as votes cast.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                   A VOTE "FOR" THE ELECTION OF ITS NOMINEES

                        PROPOSAL 2. APPROVAL OF AUDITORS

    The Board of Directors has selected the firm of Rudolph, Palitz, independent public accountants, to audit the Company's accounts for the fiscal year ending October 31, 1997. Rudolph, Palitz has audited the Company's financial statements for the prior year.

    It is expected that one or more representatives of Rudolph, Palitz will be present at the Annual Meeting to answer appropriate questions and to make a statement if they so desire. A majority of the votes cast is required for approval of the auditors. Abstentions and broker non-votes will not be treated as votes cast.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                  A VOTE "FOR" THE APPROVAL OF RUDOLPH, PALITZ
                    AS THE COMPANY'S AUDITORS FOR FISCAL 1997

PROPOSAL 3. CHANGE THE NAME OF THE COMPANY TO DANZER CORPORATION.

    The Board of Directors proposes to Amend the Articles of the Company's Certificate of Incorporation to change the Company's name to Danzer Corporation. As a result of the Company's recent disposition of the operations of its former subsidiary, Rage Inc., the Company believes that the proposed name better reflects the nature of the Company's current operations.

    The affirmative vote by the holders of a majority of all of the Company's outstanding shares entitle to vote thereon is required for the approval of the proposal to change the Company's name. Abstentions and broker non-votes will have the effect of a vote against the proposal to change the Company's name.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE "FOR" THE NAME CHANGE

VOTING SECURITIES

    The holders of the common stock of the Company are entitled to one vote per share on all matters. Only shareholders of record at the close of business on November 27, 1997 (the "record date") will be entitled to notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of the record date consisted of 15,787,272 shares of common stock, par value $.0001 per share. The presence in person or by proxy of the holders of a majority of the Company's voting securities will constitute a quorum at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of November 27, 1997, information concerning the Company's common stock beneficially owned by (a) each person or group known to the Company to be the beneficial owner of more than 5% of the Company's voting securities, (b) each director and executive officer of the Company, and (c) all directors and executive officers of the Company as a group. The outstanding voting securities of the Company as of the record date consisted of 15,787,272 shares of common stock. Except as otherwise indicated, each person named or included in a group has sole voting and investment power with respect to his or its voting securities.

NAME AND ADDRESS
OF BENEFICIAL OWNER                        BENEFICIAL        PERCENT OF
OR IDENTITY OF GROUP                       OWNERSHIP       COMMON STOCK(1)
----------------------------------------  -------------  -------------------

Renaissance Capital Partners, Ltd.         10,146,792           56.6%
8080 N. Central Expressway
Suite 210-LB 59
Dallas, TX 75206-1857

Russell G. Cleveland, Director                 40,000(2)         0.2%

William L. Pryor III, Director                 25,000(3)         0.1%

Duncan-Smith Co.                              953,334(4)         5.4%
Goodhue Smith Director

SnyderCapital Corporation                   2,046,664(5)        11.5%
Stephen C. Davis Director                   ---------           -----

All executive officers and directors
    as a group (five persons)               1,018,334            5.7%

------------------------

(1) Common Stock which is not outstanding but which a person has the right to acquire within 60 days of the record date are considered as common stock outstanding for purposes of computing the percentage of common stock owned by such person, but such common stock is not deemed outstanding for purposes of computing the percentage of common stock owned by any other person.

(2) Does not include the common stock owned by Renaissance Capital Partners, Ltd. Mr. Cleveland is a director, officer and principal shareholder of Renaissance Capital Group Inc., the managing general partner of Renaissance Capital Partners, Ltd., and may be deemed to share voting and investment control over such shares.

(3) Represents 25,000 shares of common stock issuable upon exercise of options granted to Mr. Pryor under the Company's Stock Option Plan.

(4) Includes 650,000 shares of common stock issuable upon exercise of warrants granted to Duncan-Smith Co. This amount includes 216,667 shares held by Duncan-Smith Investments of which Mr. Smith is an officer, director and owner.

(5) Includes 2,046,664 shares of common stock issued to Richard W. Snyder or affiliated group.

                             EXECUTIVE COMPENSATION

    The Company's executive officers are appointed by the Board of Directors and, except as described herein, hold office at the pleasure of the Board until their successors are appointed and have qualified. The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during the past three fiscal years ended October 31, 1997 by the Company's chief executive officer. No other executive officer of the Company earned over $100,000. In any of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                      ---------------------------------------------------
                                                   COMMON
NAME AND PRINCIPAL                      SALARY     OPTIONS   OTHER ANNUAL     ALL OTHER
   POSITION                  YEAR        ($)        STOCK    COMPENSATION   COMPENSATION
      (A)                     (B)        (C)         (D)          (E)            (F)
-------------------------  ---------  ----------  ---------  -------------  -------------
William V. Rice,             1994     $   96,250     0       $  7,547 (1)   $  8,543 (2)
Former President             1995     $  140,708  200,000    $  7,547 (1)   $  8,895 (3)
                             1996     $   21,154     0       $  3,773 (1)   $  4,031 (4)
                             1997           0        0            0              0

Lori Beer                    1996     $   60,000     0            0              0
Former President             1997           0        0            0              0

Rudolph W. Schuster          1996     $   14,712     0       $    0          $   0
President and Chief          1997         90,000     0            0              0

Executive Officer

------------------------

(1) Represents lease payments and automobile insurance paid by the Company for a car provided for the use of Mr. Rice.

(2) Of the total $8,543 paid to Mr. Rice "in all other compensations," the Company paid $7,181. (amount based on two-thirds of the total cost of the policy) for term life insurance on Mr. Rice in the amount of 1.5 million. The policy provides that the Company will receive one-third of any proceeds from the policy and Mr. Rice's beneficiary will receive two-thirds of any such proceeds. An additional $1,362. was paid by the Company to the account of Mr. Rice as a matching contribution under the Company's Tax Savings Investment Plan, described below.

(3) Of the total $8,895 paid to Mr. Rice "in all other compensations," the Company paid $7,181. (amount based on two-thirds of the total cost of the policy) for term life insurance on Mr. Rice in the amount of 1.5 million. The policy provides that the Company will receive one-third of any proceeds from the policy and Mr. Rice's beneficiary will receive two-thirds of any such proceeds. An additional $1,714. was paid by the Company to the account of Mr. Rice as a matching contribution under the Company's Tax Savings Investment Plan, described below.

(4) Of the total $4,031 paid to Mr. Rice "in all other compensations," the Company paid $3,773. (amount based on two-thirds of the total cost of the policy) for term life insurance on Mr. Rice in the amount of $1.5 million. The policy provides that the Company will receive one-third of any proceeds from the policy and Mr. Rice's beneficiary will receive two-thirds of any such proceeds. An additional $258. was paid by the Company to the account of Mr. Rice as a matching contribution under the Company's Tax Savings Investment Plan, described below. The Company did not make any stock option awards for the fiscal year ended October 31, 1997. No stock options were extended by any such executive officers during such fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On April 25, 1991, the Company issued to Renaissance a convertible debenture (the "1991 Debenture") in the principal amount of $1,250,000 which was then convertible into the Company's common stock at a conversion price of $.90 per share. The 1991 Debenture bore interest at the rate of 12.5% per annum. The principal of the 1991 Debenture was repayable in quarterly installments of $40,000 each, beginning on July 1, 1994, and was payable in full at maturity on March 31, 1998. The conversion price of the 1991 Debenture was reduced to $.70 per share in December 1992.

    On December 30, 1992, the Company issued to Renaissance a second convertible debenture in the amount of $350,000 (the "1992 Debenture"). The 1992 Debenture bore interest at an annual rate of 12.5%. The principal of the 1992 Debenture was repayable in quarterly installments of $10,500 each, beginning on July 1, 1994, and was payable in full at maturity on March 31, 1998. The 1992 Debenture was convertible into the Company's common stock at a conversion price of $.70 per share.

    On December 31, 1994, Renaissance exchanged the Debentures for 16,000 shares of the Company's Series B Preferred Stock. The Company also issued Renaissance a 10% Term Note due December 31, 1996 in the principal amount of approximately $211,635 for unpaid accrued from October 1, 1994 through December 31, 1994.

    On October 31, 1997 all debt and preferred shares held by Renaissance were converted to Common Stock of the Company at a conversion price of $0.25 per share.

    In May 1996, the Company sold all of the capital stock of its then wholly-owned subsidiary, Rage, Inc., to the Company's former President and Chief Executive Officer, William Rice. In the transaction, the Company paid $104,600 in cash to Mr. Rice and transferred certain real property and improvements with a net book value of approximately $460,000 in exchange for the 517,000 shares of common stock of the Company owned by Mr. Rice, the cancellation of Mr. Rice's Employment Agreement with the Company, and an assumption by Mr. Rice of the Company's mortgage amounting to approximately $349,000 related to the real property transferred.

    On August1, 1997, the Company closed on a mortgage colaterialzing the Hagerstown property. Duncan-Smith Co. received $32,500 in associated fees.

                             SHAREHOLDER PROPOSALS

    Shareholders wishing to submit proposals for inclusion in the Board of Director's proxy statement for the next Annual Meeting of Shareholders must submit their proposals to be received by the

Company no later than December 7, 1997.

    Management is not aware of any other business to be presented for consideration at the Annual Meeting, but if any other business should arise before the Annual Meeting, the persons named in the enclosed proxy will vote on such business as management recommends.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

    THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ITS ANNUAL REPORT ON FORM 10-K. SHAREHOLDERS WISHING TO RECEIVE A COPY OF THE COMPANY'S 1996 FORM 10-K MAY RECEIVE IT WITHOUT CHARGE BY WRITING TO R. W. SCHUSTER, CHIEF EXECUTIVE OFFICER, GLOBAL ENVIRONMENTAL CORP.,17500 YORK ROAD, HAGERSTOWN, MD 21740.

    The Company's Annual Report to Shareholders for the fiscal year ended October 31, 1996, accompanies this Proxy Statement. The Annual Report to Shareholders is neither proxy soliciting material nor a communication with respect to a solicitation.

                                    By Order of the Board of Directors,



                                    Russell G. Cleveland
                                    Chairman of the Board

                            GLOBAL ENVIRONMENTAL CORP.

            This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints RUSSELL G. CLEVELAND the proxy of the undersigned, with full power of substitution, to vote as indicated below all voting securities of GLOBAL ENVIRONMENTAL CORP. held of record by the undersigned on November 10, 1997 date at the Annual Meeting of Shareholders of GLOBAL ENVIRONMENTAL CORP. to be held at the offices of RENAISSANCE CAPITAL GROUP, INC, 8080 N. Central Expressway, Suite 210-LB 59, Dallas, Texas on December 15, 1997 at 10:00 a.m. and any and all adjournments thereof. This proxy revokes previously given.

1. ELECTION OF DIRECTORS
   FOR all nominees listed below                 WITHHOLD AUTHORITY to vote for
   (except as marked to the contrary below) / / all nominees listed below / / GOODHUE SMITH, RUDOLPH W. SCHUSTER, RUSSELL CLEVELAND, WILLIAM L. PRYOR III, STEPHEN C. DAVIS

      INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee's name.
2. PROPOSAL: To ratify the appointment of Rudolf, Palitz as the
   Company's auditors.
           / / FOR              / / AGAINST           / / ABSTAIN

3. PROPOSAL: Change the name of the Company to Danzer
   Corporation.
           / / FOR              / / AGAINST          / / ABSTAIN

4. To vote, in his discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

                              (continued and to be signed on the reverse side)

(continued and to be signed on the reverse side)

UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MANAGEMENT NOMINEES, "FOR" PROPOSAL 2, "FOR PROPOSAL 3, AND OTHERWISE AT THE DISCRETION OF THE PROXY.

            PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY.

/ / I plan to attend the Annual Meeting.      Dated:                 , 1997
                                                    -----------------

                                               ----------------------------

                                               ----------------------------

                                                Signature of Shareholder(s)

                                       Please sign exactly as your name or
                                       names appear on this proxy.  Joint
                                       owners should both sign.  Executors,
                                       administrators, trustees, guardians,
                                       attorneys and other signing in a
                                       representative capacity should give
                                       their full title.  Corporations or
                                       partnerships should sign the full
                                       corporation or partnership name by a
                                       duly authorized officer or person.